Exhibit 23.3

Ankura Consulting Group, LLC Consent

Regarding the Registration Statement on Form S-8 for DowDuPont Inc. relating to the DuPont Equity and Incentive Plan, the DuPont Stock Performance Plan, the DuPont Retirement Savings Plan, the DuPont Management Deferred Compensation Plan, and the DuPont Stock Accumulation and Deferred Compensation Plan for Directors (the “Registration Statement”), Ankura Consulting Group, LLC (“Ankura”) hereby consents to the incorporation by reference in the Registration Statement of the use of Ankura’s name and the reference to Ankura’s reports appearing in the Annual Report on Form 10-K of The Dow Chemical Company for the year ended December 31, 2016.

/s/ B. Thomas Florence
B. Thomas Florence
Senior Managing Director
Ankura Consulting Group, LLC
September 1, 2017